Exhibit 99.1
CONTACTS:  Howard High
           Press Relations
           (408) 765-1488

           Gordon Casey
           Investor Relations
           (408) 765-8418


Note to Analysts and Editors: Intel will hold a conference call this morning at 6:00 a.m., Pacific Standard Time. To join, call 212-346-0100.

INTEL ADOPTS UPON-REQUEST REPLACEMENT POLICY ON PENTIUM(TM) PROCESSORS WITH FLOATING POINT FLAW; WILL TAKE Q4 CHARGE AGAINST EARNINGS

SANTA CLARA, Calif., December 20, 1994 -- Intel today said it will exchange the processor for any owner of a Pentium(TM) processor-based system who is concerned about the subtle flaw in the floating point unit of the processor. The company has been criticized in recent weeks for replacing processors on the basis of need rather than on request. Intel will take a reserve against fourth quarter earnings to cover costs associated with the replacement program.

The flaw can produce reduced precision in floating point divide operations once every nine billion random number pairs. Intel said that while almost no one will ever encounter the flaw, the company will nevertheless replace the processor upon request with an updated version that does not have the flaw.
This offer will be in effect for the lifetime of a user's PC, which means that users can conclude they do not currently want a replacement, but still have the option of replacing the chip in the future if they wish. Intel is making a rapid manufacturing transition to the updated version, and expects to be able to ship sufficient replacement parts to meet demand during the next few months.

"The past few weeks have been deeply troubling. What we view as an extremely minor technical problem has taken on a life of its own," said Dr. Andrew S. Grove, president and chief executive officer. "Our OEM customers and the retail channel have been very supportive during this difficult period, and we are very grateful," Dr. Grove said. "To support them and their customers, we are today announcing a no-questions-asked return policy on the current version of the Pentium processor.

"Our previous policy was to talk with users to determine whether their needs required replacement of the processor. To some people, this policy seemed arrogant and uncaring. We apologize. We were motivated by a belief that replacement is simply unnecessary for most people. We still feel that way, but we are changing our policy because we want there to be no doubt that we stand behind this product."

Intel will send a replacement processor to PC users who choose to do the replacement themselves, and will offer telephone technical assistance. Call 1-800-628-8686 for details. Intel also said it planned to contract with service providers to do replacements at no charge for PC owners who prefer to bring their PC's to a service location. Details will be provided in the next few weeks. Finally, Intel said it would work with its OEM customers to provide replacement for PC users who prefer to work with the manufacturer of their system.

The company said it would take an unspecified but material charge against fourth quarter earnings to cover costs associated with the replacement program announced today. Intel said it was unable to determine the amount of the reserve, but said an estimated total will be provided on or before January 17, the date of Intel's 1994 financial results announcement. Following this release is a copy of an advertisement that will appear starting on December 21 in major newspapers in North America.

Intel, the world's largest chip maker, is also a leading manufacturer of personal computer, networking and communications products.


       2 - Exhibit 99.1 (con't)

December 21, 1994

To owners of Pentium(TM) processor-based computers and the PC community:

We at Intel wish to sincerely apologize for our handling of the recently publicized Pentium processor flaw.

The Intel Inside(R) symbol means that your computer has a microprocessor second to none in quality and performance. Thousands of Intel employees work very hard to assure that this is true. But no microprocessor is ever perfect.

What Intel continues to believe is an extremely minor technical problem has taken on a life of its own. Although Intel firmly stands behind the quality of the current version of the Pentium processor, we recognize that many users have concerns.

We want to resolve these concerns.

Intel will exchange the current version of the Pentium processor for an updated version in which this floating-point divide flaw is corrected for any owner who requests it, free of charge anytime during the life of their computer. Just call 1-800-628-8686.

Sincerely,


Andrew S. Grove
President & CEO

Craig R. Barrett
Exec. Vice President & COO

Gordon E. Moore
Chairman of the Board